SCHERING-PLOUGH CORPORATION
	DIRECTORS DEFERRED COMPENSATION PLAN

	As amended to October 26, 1999

I.	Purpose

	To provide a plan of deferred compensation for members of the Board of Directors ("Directors") of Schering-Plough
Corporation (the "Corporation") in which Board of Directors and Board of Directors Committee annual retainers and/or meeting fees may be deferred.

II.	Effective Date

	The effective date of the Plan is July 1, 1986 (the
"Effective Date").

III.	Election of Deferral

	A.	Prior to the Effective Date in the case of the first
calendar year, and on or before the thirty-first day of December preceding any subsequent calendar year, an incumbent director may, and prior to election, a nominee for director may, instruct the Corporation, by delivery of written notice, to irrevocably defer payment of all or any part of any meeting fees or annual retainers otherwise payable to the Director (the "Deferred
Amounts") for services rendered during the forthcoming partial or whole calendar year, as the case may be, to one or both funds of an account (the "Deferred Account") established on the books of the Corporation.

	B.	At least one year prior to the date on which a Director
will terminate service as a Director, he or she may elect to receive payment in cash of his or her Deferred
Account upon termination of service, either in (i) a lump sum upon termination of service or any anniversary thereof up to the twentieth anniversary or (ii) in approximately equal annual installments of up to twenty
(20) years. If a Director elects a lump sum payment immediately upon termination of service or installment payments, such payment or payments shall be made or commence, as the case may be, within thirty (30) days following the termination of service. If no such election is timely made, then payment of his or her Deferred Account shall be made in a lump sum within 30 days following the termination of service. Any such election shall be delivered in writing to the Secretary of the Corporation and the latest such election which is made at least one year prior to the date of termination of service shall be deemed final and irrevocable.

	C.	For purposes of this Section, meeting fees shall be
deemed payable on the date of the respective meetings, and the annual retainer shall be deemed to be payable in four equal installments on the first day of each quarter.

IV.  Deferred Accounts

	A.	The Deferred Account shall consist of the following two
funds:

			1. The Simple Interest Fund. A fund on which Deferred Amounts shall earn simple interest equal to the interest rate offered by Chase Manhattan
Bank, New York, New York, to its respective preferred risk commercial borrowers, as published by said bank from time to time.

			2. The Schering-Plough Stock Equivalency Fund. A fund established to record the hypothetical number of shares of Schering-Plough Corporation Common
Stock which would have accrued had the Deferred
Amounts and any hypothetical dividends on such shares been invested in said stock as of the close of the business day when said Deferred Amounts and/or dividends are payable.

			For purposes of determining any amount payable hereunder, the Deferred Account shall be valued as of the date immediately preceding any date of payment. With respect to the Schering-Plough Stock
Equivalency Fund, said value shall be the closing price on the New York Stock Exchange of Schering-
Plough Common Stock on such valuation date, or if no trading occurs on such date, on the next preceding date on which trading occurs.

		B.	A Director may elect once during each calendar year
to reallocate all or a portion of his deferred amounts to the Schering-Plough Stock Equivalency
Fund by delivering such election in writing to the Secretary of the Corporation. Such reallocation shall be effective upon receipt of such election by the Secretary, or upon such later date as may be designated in such election by the Director. A
Director may also elect by prior written notice to the Secretary of the Corporation to reallocate, as of the date of his termination of service as Director, all or a portion of the funds in the Deferred Accounts which are to be paid in annual installments or in a deferred lump sum payment pursuant to Section III-B.

V.	Special Provisions

	A.	At the request of a former Director who has elected to
receive a deferred lump sum payment or installment payments pursuant to Section III-B, the Executive
Compensation and Organization Committee of the Board of Directors, or any successor committee thereto, may, in its discretion, accelerate payment of any such installment or lump sum upon a finding of severe financial hardship resulting from the illness of or an unexpected accident or casualty to the former Director or a member of his or her family or to his or her property, or due to other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the former Director. A severe financial hardship shall not exist to the extent the loss or expense is covered by insurance or can be met by the sale of other liquid assets of the former
Director. Unforeseeable hardship shall not include the college expenses of a child or the costs of purchasing a residence.

	B.	In the event of the death of a Director, the Corporation
shall pay in a lump sum on the 60th day thereafter the balance of his Deferred Account to such beneficiary or beneficiaries as the Director may have designated in writing or, in the event a beneficiary has not been so designated, to the Director's estate.

VI.	Miscellaneous

	A.	The amounts credited to the Deferred Account shall
constitute an unsecured claim against the general funds of the Corporation.

	B.	No right or interest of the Director, his beneficiary,
or estate, established herein, shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, and no right or interest established herein shall be liable for, or subject to, any obligation or liability of the Director.

	C.	Except as herein provided, this Plan shall be binding
upon the parties hereto, their heirs, executors, administrators, successors (including but not limited to successors resulting from any corporate merger) or assigns.

	D.	This Plan may be amended or terminated at any time by
the Corporation, but no such termination or amendment shall adversely affect a Director's rights and benefits under this Plan, except with his consent.

	E.	This Plan shall be construed in accordance with the laws
of the State of New Jersey.








		Exhibit 10(b)
	-8-